Exhibit 10.2

H&R BLOCK, INC.
2003 LONG-TERM EXECUTIVE COMPENSATION PLAN
PERFORMANCE SHARE UNITS
GRANT AGREEMENT

This Grant Agreement is entered into by and between H&R Block, Inc., a Missouri corporation ( “H&R Block”), and [Participant Name] (“Participant”).

WHEREAS, H&R Block provides certain incentive awards (“Awards”) to key employees of subsidiaries of H&R Block under the H&R Block, Inc. 2003 Long-Term Executive Compensation Plan (the “Plan”);

WHEREAS, receipt of such Awards under the Plan are conditioned upon a Participant’s execution of a Grant Agreement within 180 days of [Grant Date], wherein Participant agrees to abide by certain terms and conditions authorized by the Compensation Committee of the Board of Directors;

WHEREAS, the Participant has been selected by the Board of Directors, Compensation Committee, or the Chief Executive Officer of the Company as a key employee of one of the subsidiaries of H&R Block and is eligible to receive Awards under the Plan;

WHEREAS, this Grant Agreement grants the right to receive shares of Common Stock, is intended to be a form of Performance Share under the Plan, and is designated as Performance Share Units (as defined in Section 1.19) to indicate shares of Common Stock are not delivered until vesting.

NOW THEREFORE, in consideration of the parties’ promises and agreements set forth in this Grant Agreement, the sufficiency of which the parties hereby acknowledge,

IT IS AGREED AS FOLLOWS:

1.           Definitions.  Whenever a term is used in this Grant Agreement, the following words and phrases shall have the meanings set forth below or as set forth in the Plan unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.

1.1           Amount of Gain Realized.  The Amount of Gain Realized shall be equal to the number of shares of Common Stock in which the Participant becomes vested pursuant this Grant Agreement multiplied by the Fair Market Value of one share of Common Stock on the date of vesting.

1.2           Change of Control.  Change of Control means the occurrence of one or more of the following events:

(a)           Any one person, or more than one person acting as a group, acquires ownership of stock of H&R Block that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of H&R Block.  If any

H&R Block Inc., 2003 Long-Term Executive Compensation Plan
Grant Agreement – Performance Share Units (2012)

one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of H&R Block, the acquisition of additional stock by the same person or persons shall not be considered to cause a Change of Control.  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which H&R Block acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 1.2(a).

(b)           Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of H&R Block possessing 35 percent or more of the total voting power of the stock of H&R Block.  If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Treasury Regulation §1.409A-3(i)(5)(vi), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation.

(c)           A majority of members of H&R Block’s Board of Directors (the “Board”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board before the date of such appointment or election.

(d)           Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from H&R Block that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of H&R Block immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of H&R Block, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  Notwithstanding the foregoing, there is no Change of Control event under this Section 1.2(d) when there is a transfer to an entity that is controlled by the shareholders of H&R Block immediately after the transfer. A transfer of assets by H&R Block is not treated as a change in the ownership of such assets if the assets are transferred to:  (i) a shareholder of H&R Block (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by H&R Block; (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of H&R Block; or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.

For purposes of the foregoing, persons will be considered acting as a group in accordance with Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, and Section 409A of the Code.

1.3           Code.  Code means the Internal Revenue Code of 1986, as amended.

1.4           Committee.  Committee means the Compensation Committee of the Board of Directors for H&R Block, Inc.

1.5           Common Stock.  Common Stock means the common stock of H&R Block, Inc.

H&R Block Inc., 2003 Long-Term Executive Compensation Plan
Grant Agreement – Performance Share Units (2012)

1.6           Company.  Company means H&R Block, Inc., a Missouri corporation, and includes its “subsidiary corporations” (as defined in Section 424(f) of the Internal Revenue Code) and their respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.

1.7           Closing Price.  Closing Price shall mean the last reported market price for one share of Common Stock, regular way, on the New York Stock Exchange (or any successor exchange or stock market on which such last reported market price is reported) on the day in question.  In the event the exchange is closed on the day on which Closing Price is to be determined or if there were no sales reported on such date, Closing Price shall be computed as of the last date preceding such date on which the exchange was open and a sale was reported.

1.8           Cumulative Three Year Pre-Tax Earnings.  Cumulative Three Year Pre-Tax Earnings means the cumulative earnings of the Company from continuing operations before allowance for taxes for the three fiscal years ended in 2013, 2014 and 2015, as adjusted in the manner described in this definition.  When calculating pre-tax earnings from continuing operations, the Board or Committee must make adjustments to disregard the occurrence during the Performance Period of any of the following or events involving the Company: (i) any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event having substantially the same effect as any of the foregoing; (ii) any change in applicable tax laws or accounting principles; or (iii) any event that is treated under GAAP as being an extraordinary item.

1.9           Disability.  Disability or disabled means, determined in accordance with the following determination periods:

(a)           In the case of a Participant who has coverage under a group long-term disability program maintained by the Company, the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of at least three months under such program; or

(b)           In the case of a Participant who does not have coverage under a group long-term disability program maintained by the Company, the Participant is unable to engage in any substantial gainful activity for a period of at least 9 months by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

For this purpose, a Participant shall be deemed to have incurred a Disability on the last day of the applicable determination period above.

 1.10           Early Retirement.  Early Retirement means the Participant’s voluntary Termination of Employment with the Company at or after the date the Participant has both reached age 55 but has not yet reached age 60, and completed at least five (5) years of service with the Company.

H&R Block Inc., 2003 Long-Term Executive Compensation Plan
Grant Agreement – Performance Share Units (2012)

1.11           Fair Market Value.  Fair Market Value means the Closing Price for one share of Common Stock.

1.12           Fiscal Year.  Fiscal Year means the Company’s fiscal year ended April 30.

1.13           Good Reason Termination.  Good Reason Termination shall mean Participant’s Termination of Employment which meets the definition of a “Good Reason Termination” under a written severance plan maintained by the Company that is applicable to the Participant.  In the event that no written severance plan is applicable to the Participant, the definition of “Good Reason Termination” contained in any severance plan maintained by the Company that is applicable to employees at the same level as the Participant will govern.

1.14           Last Day of Employment.  Last Day of Employment means the date of a Participant’s Termination of Employment.

1.15           Maximum Performance.  Maximum Performance means the level of Pre-Tax Earnings for the Performance Period set by the Committee by the 162(m) Deadline that results in a 200% factor in the Payment Formula set forth in Section 2.5.

1.16           162(m) Deadline.  162(m) Deadline means the 90th day of the Fiscal Year for which the Targets are set.

1.17           Peer Companies.  Peer Companies are the companies in the S&P 500 as of the first day of the relevant period other than H&R Block.  If a Peer Company ceases to be a member of the S&P 500 during the relevant period, then such company will be excluded from the calculation.

1.18           Performance Period.  Performance Period means the period commencing May 1, 2012 and ending April 30, 2015.

1.19           Performance Share Units.  Performance Share Units means the number of Performance Share Units awarded pursuant to this Grant Agreement in accordance with Section 2.5 or 2.8.

1.20           Qualifying Termination.  Qualifying Termination shall mean Participant’s Termination of Employment which meets the definition of a “Qualifying Termination” under the written severance plan maintained by the Company that is applicable to the Participant.  In the event that no written severance plan is applicable to the Participant, the definition of “Qualifying Termination” contained in any applicable severance plan maintained by the Company that is applicable to employees at the same level as the Participant will govern.

1.21           Relative TSR.  Relative TSR means the percentile placement of the Company’s Total Shareholder Return relative to the Total Shareholder Return of the Peer Companies.  Relative Total Shareholder Return will be determined by ranking H&R Block and the Peer Companies from highest to lowest according to their respective Total Shareholder Returns.  Based on this ranking,

H&R Block Inc., 2003 Long-Term Executive Compensation Plan
Grant Agreement – Performance Share Units (2012)

the percentile performance of H&R Block relative to the Peer Companies will be determined as follows:

P = 1 –	R – 1
N

“P” represents H&R Block's percentile performance which will be rounded, if necessary, to the nearest whole percentile (with 5 being rounded up).  “N” represents the number of Peer Companies.  “R” represents H&R Block’s ranking among the Peer Companies.

1.22           Restricted Share Unit.  Restricted Share Unit means a Restricted Share Unit granted to a Participant under the Plan, subject to such terms and conditions as the Committee may determine at the time of issuance.

1.23           Retirement.  Retirement or retire or similar terms means the Participant’s voluntary Termination of Employment with the Company at or after the date the Participant has reached age 60.

1.24           S&P 500.  S&P 500 means the 500 US companies listed by the Standard and Poor’s.

1.25           Target Performance.  Target Performance means the level of Pre-Tax Earnings for the Performance Period set by the Committee by the 162(m) Deadline that results in a 100% factor in the Payment Formula set forth in Section 2.5.

1.26           Targets.  Targets means the Threshold Performance, Target Performance and Maximum Performance for Pre-Tax Earnings for the Performance Period.

1.27           Threshold Performance.  Threshold Performance means the level of Pre-Tax Earnings for the Performance Period set by the Committee by the 162(m) Deadline that results in a 0% factor in the Payment Formula set forth in Section 2.5.

1.28           Termination of Employment.  Termination of Employment, termination of employment and similar references mean a separation from service within the meaning of Code §409A.  A Participant who is an employee will generally have a Termination of Employment if the Participant voluntarily or involuntarily terminates employment with the Company.  A termination of employment occurs if the facts and circumstances indicate that the Participant and the Company reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee, director or other independent contractor) for the Company will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee, director or other independent contractor) over the immediately preceding 36-month period (or full period of services if the Participant has been providing services for less than 36 months).  For purposes of this Section 1.28, "Company" includes any entity that would be aggregated with the Company under Treasury Regulation 1.409A-1(h)(3).

H&R Block Inc., 2003 Long-Term Executive Compensation Plan
Grant Agreement – Performance Share Units (2012)

1.29           Total Shareholder Return.  Total Shareholder Return for the Performance Period (or such shorter period provided in Section 2.8) for H&R Block and each Peer Company means the percentage for that entity for that period that is the quotient of:  (i) the sum of the average fair market value per share of the entity's common stock for the last thirty (30) trading days of such period (the "Ending Value"), minus the average fair market value per share of the entity’s common stock for the most recent thirty (30) trading days preceding the beginning of such period (the “Beginning Value”), plus dividends (other than stock dividends) with respect to which the record date occurs during such period; divided by (ii) the Beginning Value.  In the event of a stock split, reverse stock split or stock dividend having a record date during such year (whether of H&R Block or a Peer Company), the Committee shall adjust the Beginning Value by multiplying it by the ratio of the number of shares outstanding at the beginning of the period to the number of shares outstanding at the end of the period.

2.           Performance Share Units.

2.1           Grant of Performance Share Units.  As of [Grant Date] (the “Award Date”), H&R Block hereby awards the Participant [Number of Shares Granted] Performance Share Units.

2.2           Performance Period.  Subject to Section 2.6, Performance Share Units shall become vested under Section 2.5, as shall be certified by the Committee in accordance with Section 2.9, based on the Company's satisfaction of the Targets during the Performance Period, and paid in accordance with Section 2.8 or 2.10, as applicable.

2.3           Performance Goals.  The Compensation Committee of the Board of Directors shall specify by the 162(m) Deadline the Targets to be met during the Performance Period or any sub-periods as a condition of payment pursuant to this Grant Agreement.

2.4           Dividends and Voting Rights.  Prior to the vesting of the Performance Share Units, the Participant shall not receive dividend payments, rather dividends will accumulate as if each Performance Share Unit represented one share of Common Stock and the accumulated dividends (without any interest) will be paid to the Participant within sixty (60) days after the end of the Performance Period to the extent of dividends that are attributable to shares of Common Stock that are paid to the Participant.  Participant shall not have voting rights with respect to Performance Share Units.

2.5           Payment Formula.  The percentage of the Performance Shares that will vest (the “Earned Percentage”) shall be determined after the end of the Performance Period in accordance with this Section, except as otherwise provided in Section 2.8.  The Earned Percentage is the "Pre-Tax Earnings Percentage," multiplied by the "Relative TSR Factor."  The Pre-Tax Earnings Percentage is based on achievement of Target with respect to Cumulative Three Year Pre-Tax Earnings as determined under the following table:

H&R Block Inc., 2003 Long-Term Executive Compensation Plan
Grant Agreement – Performance Share Units (2012)

	3 Year Cumulative
	Threshold	Target	Maximum
Pre-Tax Earnings Percentage	0.0%	100.0%	200.0%
Cumulative Three Year Pre-Tax Earnings	$1,899.9	$2,111.0	$2,326.4

For Cumulative Three Year Pre-Tax Earnings below Threshold Performance, the Earned Percentage shall be zero percent (0%).  For Cumulative Three Year Pre-Tax Earnings between Threshold and Target, the Earned Percentage shall be interpolated between zero percent (0%) and one hundred percent (100%).  For levels of Cumulative Three Year Pre-Tax Earnings between Target and Maximum, the Earned Percentage shall be interpolated between one hundred percent (100%) and two hundred percent (200%).  For Cumulative Three Year Pre-Tax Earnings in excess of Maximum, the Earned Percentage shall be two hundred percent (200%).

The Relative TSR Factor will be 75% if Relative TSR is at or below the 20th percentile.  The Relative TSR Factor will be 125% if the Relative TSR is at or above the 80th percentile.  Relative TSR between the 20th and 80th percentiles results in a Relative TSR Factor between 75% and 125%, based on straight line interpolation between the 20th and 80th percentiles.

2.6           Vesting.  Except as otherwise provided in this Grant Agreement, Participant shall become vested in the Performance Share Units only if Participant remains continuously employed by the Company throughout the Performance Period, and the Participant’s Termination of Employment before the end of the Performance Period shall result in forfeiture of all rights in the Performance Share Units and Participant shall not be entitled to a distribution of any shares of Common Stock related to such forfeited Performance Share Units.

2.7           Acceleration of Vesting.  Notwithstanding Section 2.6, and subject to Section 2.5, the Participant shall be entitled to pro-rata vesting of the Performance Share Units on the occurrence of any of the following events; provided that receipt of the benefits set forth in this Section 2.7 may be conditioned on the Participant executing and not revoking a release and separation agreement (and the deadline for executing and not revoking such agreement shall not delay the payment date of the shares to be issued pursuant to the vesting of the Performance Share Units).  The pro-rata vesting of the Performance Share Units shall be based on the period between the first day of the Performance Period and the Participant’s Last Day of Employment.  Such award shall be calculated and paid in accordance with Section 2.10.

(a)           Qualifying Termination.  If a Participant experiences a Qualifying Termination, Participant shall be entitled to pro-rata vesting of any Performance Share Units that were awarded more than one year prior to the Qualifying Termination based on the achievement of the Targets as of the last day of the Performance Period.

(b)           Retirement.  Upon Retirement or Early Retirement, Participant shall be entitled to pro-rata vesting of any Performance Share Units that were awarded more than one year prior to Retirement or Early Retirement based on the achievement of the Targets as of the last day of the Performance Period.

H&R Block Inc., 2003 Long-Term Executive Compensation Plan
Grant Agreement – Performance Share Units (2012)

(c)           Disability.  In the event Participant terminates employment due to Disability, Participant shall be entitled to pro-rata vesting of any Performance Share Units that were awarded more than one year prior to the Disability based on the achievement of the Targets as of the last day of the Performance Period.

(d)           Death.  In the event Participant terminates employment due to Participant’s death, Participant’s estate shall be entitled to pro-rata vesting of any Performance Share Units that were awarded more than one year prior to Participant’s death based on the achievement of the Targets as of the last day of the Performance Period.

2.8           Change of Control.  Notwithstanding Sections 2.5 and 2.6, upon the occurrence of a Change of Control before the Participant has experienced Termination of Employment with the Company other than a termination described in Section 2.7, the Performance Share Units shall be cancelled and a number of Restricted Share Units shall be issued that equal the portion of the number of cancelled Performance Share Units that would become vested under Section 2.5 based on:  (i) the assumption that performance would have been at Target Performance for Cumulative Three Year Pre-Tax Earnings; (ii) Relative TSR through the date of the Change of Control; and (iii) if the Participant terminated employment in a manner described in Section 2.7 prior to the Change of Control the number of Restricted Share Units shall be further adjusted for the pro-rata adjustment required by Section 2.7.  Such Restricted Share Units shall be subject to the terms set forth in this Section 2.8.  Unless the Participant terminated employment before the Change of Control under a circumstance described in Section 2.7, such Restricted Share Units shall not vest until the last day of the Performance Period that applied to the cancelled Performance Share Units.  If a Participant Terminated Employment before a Change of Control under a circumstance described in Section 2.7, the Participant shall, upon the occurrence of the Change of Control, become 100% vested in all outstanding Restricted Share Units awarded under this Grant Agreement calculated as set forth above.

Except as otherwise set forth in this Section 2.8, in order to become vested in the Restricted Share Units, the Participant must remain in continuous employment of the Company until the last day of the Performance Period that applied to the cancelled Performance Share Units.  Absent an agreement to the contrary, if the Participant experiences a Termination of Employment with the Company for any reason, other than Qualifying Termination, Good Reason Termination, Retirement, Early Retirement, Death or Disability prior to the last day of the Performance Period that applied to the cancelled Performance Share Units, all Restricted Share Units shall be forfeited by the Participant. If a Participant has a Termination of Employment following a Change of Control due to a Qualifying Termination, a Good Reason Termination, Retirement, Early Retirement, Death, or Disability, the Participant shall, upon the occurrence of such termination, become 100% vested in all outstanding Restricted Share Units awarded under this Grant Agreement calculated as set forth above.

Within sixty (60) days following vesting of the Restricted Share Units, an equal number of shares of Common Stock shall be transferred directly into a brokerage account established for the Participant at a financial institution the Committee shall select at its sole discretion (the “Financial Institution”) or delivered in certificate form free of restrictions, such method to be selected by the Committee in its sole discretion upon:  (i) if the Participant Terminated Employment before a

H&R Block Inc., 2003 Long-Term Executive Compensation Plan
Grant Agreement – Performance Share Units (2012)

Change of Control under a circumstance described in Section 2.7 other than death, the later of: (x) the date of the Change of Control, or (y) six months following the date of Termination of Employment due to a Qualifying Termination, Retirement, Early Retirement or Disability; (ii) if the Participant Terminated Employment before a Change of Control under a circumstance described in Section 2.7 due to death, the date of the Change of Control; (iii) if the Participant Terminated Employment after the date of the Change of Control due to a Qualifying Termination, Good Reason Termination, Retirement, Early Retirement or Disability, the date that is six months following the date of Termination of Employment; (iv) if the Participant Terminated Employment after a Change of Control but prior to the vesting date due to death, the date of death; or (v) if the Participant did not Terminate Employment prior to the vesting date, the vesting date.  The Participant agrees to complete any documentation with the Company or the Financial Institution that is necessary to effect the transfer of shares of Common Stock to the Financial Institution before the delivery will occur.

2.9           Certification of a Performance Award.  Upon completion of the Performance Period or such earlier period set forth in Section 2.8, and prior to the payment of any vested Performance Share Units to a Participant or conversion of Performance Share Units to Restricted Share Units pursuant to Section 2.8, the Committee shall certify in writing the extent to which the Targets have been satisfied.

2.10           Payment of Performance Awards.  Except as provided in Section 2.8 or in this Section 2.10, vested Performance Share Units shall be paid out, in shares of Common Stock or cash (as determined by the Committee in its sole discretion), within sixty (60) days following the end of the Performance Period.  Payment of any vested Performance Share Units pursuant to Section 2.7(a), (b) or (c) (including a payment to which clause (d) of Section 2.8 is applicable) shall be made in a single lump sum in shares of Common Stock equal to the number of vested Performance Share Units, or in cash (as determined by the Committee in its sole discretion), upon the later of sixty (60) days following the end of the Performance Period, or the date which is six (6) months following the Participant’s Last Day of Employment.  The amount of any cash paid shall be based upon the Fair Market Value at the close of the Performance Period of shares of Common Stock covered by such vested Performance Share Units.

3.           Covenants.

3.1           Consideration for Award under the Plan.  Participant acknowledges that Participant’s agreement to this Section 3 is a key consideration for the Award under this Grant Agreement.  Participant hereby agrees to abide by the covenants set forth in Sections 3.2, 3.3, and 3.4.

3.2           Covenant Against Competition.   During the period of Participant’s employment and for two (2) years after his or her Last Day of Employment, Participant acknowledges and agrees he or she will not, directly or indirectly, establish or engage in any business or organization, or own or control any interest in, be employed by, or act as an officer, director, consultant, advisor, or lender to, any of the following located in those geographic markets where Participant has had direct and substantial involvement in the Company’s operations in such geographic markets:  (a) any entity that engages in any business competitive with the business

H&R Block Inc., 2003 Long-Term Executive Compensation Plan
Grant Agreement – Performance Share Units (2012)

activities of the Company including, without limitation, its assisted and digital (including software) tax services businesses (“Prohibited Companies”); (b) any financial institution or business where any of Participant’s duties or activities would relate to or assist in providing services or products to one or more of the Prohibited Companies for use in connection with products, services or assistance being provided to customers; or (c) any financial institution or business whose primary purpose is to provide services or products to one or more of the Prohibited Companies for use in connection with products, services or assistance being provided to customers.  Without limiting clause (c), any financial institution or business whose profits or revenues from the provision of services or products to the Prohibited Companies exceeds 25% of total profits or revenues, as the case may be, shall be deemed to be covered by clause (c).  For Participants whose primary place of employment as of the Last Day of Employment is in Puerto Rico or Arizona, the restrictions in this Section 3.2 shall be limited to one (1) year following the Participant’s Last Day of Employment.  The restrictions in this Section 3.2 shall not apply if Participant’s primary place of employment as of the Last Day of Employment is in California or North Dakota.

3.3           Covenant Against Solicitation of Employees. Participant acknowledges and agrees that, during the period of Participant’s employment and for one (1) year after his or her Last Day of Employment, Participant will not directly or indirectly: (a) recruit, solicit, or otherwise induce any employee of any subsidiary of the Company to leave the employment of any such subsidiary of the Company or to become an employee of or otherwise be associated with Participant or any company or business with which Participant is or may become associated; or (b) hire any employee of any subsidiary of the Company as an employee or otherwise in any company or business with which Participant is or may become associated.  The restrictions in this Section 3.3 shall not apply if Participant’s primary place of employment as of the Last Day of Employment is in Wisconsin.

3.4           Covenant Against Solicitation of Customers. During the period of Participant’s employment and for two (2) years after his or her Last Day of Employment, Participant acknowledges and agrees that he or she will not, directly or indirectly, solicit or enter into any arrangement with any person or entity which is, at the time of the solicitation, a significant customer of the Company or any subsidiary of the Company for purpose of engaging in any business transaction of the nature performed by the Company or any subsidiary of the Company, or contemplated to be performed by the Company or any subsidiary of the Company, provided that this Section 3.4 will only apply to customers for whom Participant personally provided services while employed by a subsidiary of the Company  or customers about whom or which Participant acquired material information while employed by a subsidiary of the Company.  For Participants whose primary place of employment as of the Last Day of Employment is in Puerto Rico or Arizona, the restrictions in this Section 3.4 shall be limited to one (1) year following the Participant’s Last Day of Employment.  The restrictions in this Section 3.4 shall not apply if Participant’s primary place of employment as of the Last Day of Employment is in North Dakota.

3.5           Forfeiture of Rights.  Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 3, Participant shall forfeit all rights to payments or benefits under the Plan.  All Performance Share Units or Restricted Share Units shall terminate.

H&R Block Inc., 2003 Long-Term Executive Compensation Plan
Grant Agreement – Performance Share Units (2012)

3.6           Remedies.  Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 3, whether prior to, on or after any settlement of an Award under the Plan, then Participant shall promptly pay to Company an amount equal to the aggregate Amount of Gain Realized by the Participant on all Common Stock received after a date commencing one year prior to Participant’s Last Day of Employment.  The Participant shall pay Company within three (3) business days after the date of any written demand by the Company to the Participant.

3.7           Remedies Payable in Cash.  The Participant shall pay the amounts described in Section 3.6 in cash or as otherwise determined by the Company.

3.8           Remedies without Prejudice.  The remedies provided in this Section 3 shall be without prejudice to the rights of the Company to recover any losses resulting from the applicable conduct of the Participant and shall be in addition to any other remedies the Company may have, at law or in equity, resulting from such conduct.

3.9           Survival.  Participant’s obligations in this Section 3 shall survive and continue beyond settlement of all Awards under the Plan and any termination or expiration of this Grant Agreement for any reason.

4.           Non-Transferability of Awards.

Any Award (including all rights, privileges and benefits conferred under such Award) shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of any Award, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment, or similar process upon the rights and privileges hereby granted, then and in any such event such Award and the rights and privileges hereby granted shall immediately become null and void.

5.           Miscellaneous.

5.1           No Employment Contract.  This Grant Agreement does not confer on the Participant any right to continued employment for any period of time, is not an employment contract, and shall not in any manner modify any terms of employment between the Participant and the Company.

5.2           Clawback.  If a significant restatement of the Company’s financial results were to occur, and if as a result of that there has been an overage with respect to issuance of an Award, vesting thereof, or the Amount of Gain Realized with respect thereto, the Participant may be required to reimburse the Company for an amount related to such Award.  The Committee has sole discretion to make all determinations that may be made pursuant to this section, including the amount of reimbursement.

H&R Block Inc., 2003 Long-Term Executive Compensation Plan
Grant Agreement – Performance Share Units (2012)

5.3           Adjustment of Performance Share Units.  If there shall be any change in the capital structure of H&R Block, including but not limited to a change in the number or kind of the outstanding shares of the Common Stock resulting from a stock dividend or split-up, or combination or reclassification of such shares (or of any stock or other securities into which shares shall have been changed, or for which they shall have been exchanged), then the Board of Directors of H&R Block may make such equitable adjustments with respect to the Performance Share Units and any Restricted Share Units (and shares of Common Stock following lapse of the restrictions), or any other provisions of the Plan, as it deems necessary or appropriate to prevent dilution or enlargement of the rights hereunder, of the Performance Share Units or any Restricted Share Units subject to this Grant Agreement.

5.4           Merger, Consolidation, Reorganization, Liquidation, etc.  If H&R Block shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board of Directors shall, acting in its absolute and sole discretion, make such arrangements, which shall be binding upon the Participant of outstanding Awards, including but not limited to, the substitution of new Awards or for any Awards then outstanding, the assumption of any such Awards and the termination of or payment for such Awards.

5.5           Interpretation and Regulations.  The Board of Directors of H&R Block shall have the power to provide regulations for administration of the Plan by the Committee and to make any changes in such guidelines as from time to time the Board of Directors may deem necessary. The Committee shall have the sole power to determine, solely for purposes of the Plan and this Grant Agreement, the date of and circumstances which shall constitute a cessation or termination of employment and whether such cessation or termination is the result of Retirement, death, Disability or termination without cause or any other reason, and further to determine, solely for purposes of the Plan and this Grant Agreement, what constitutes continuous employment with respect to the delivery of Common Stock under this Grant Agreement (except that leaves of absence approved by the Committee or transfers of employment among the subsidiaries of the Company shall not be considered an interruption of continuous employment for any purpose under the Plan).

5.6           Reservation of Rights.  If at any time the Company determines that qualification or registration of the Performance Share Units or any shares of Common Stock to be delivered pursuant to this Grant Agreement under any state or federal securities law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the executing an Award or benefit under the Plan, then such action may not be taken, in whole or in part, unless and until such qualification, registration, consent or approval shall have been effected or obtained free of any conditions such counsel deems unacceptable.

5.7           Reasonableness of Restrictions, Severability and Court Modification.  Participant and the Company agree that, the restrictions contained in this Grant Agreement are reasonable, but, should any provision of this Grant Agreement be determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable or unreasonable in scope, the validity, legality and enforceability of the other provisions of this Grant Agreement will not be affected thereby, and the provision found invalid, illegal, or otherwise unenforceable or unreasonable will be considered by the Company and Participant to be amended as to scope of protection, time or geographic area (or

H&R Block Inc., 2003 Long-Term Executive Compensation Plan
Grant Agreement – Performance Share Units (2012)

any one of them, as the case may be) in whatever manner is considered reasonable by that court, and, as so amended will be enforced.

5.8           Withholding of Taxes.  To the extent that the Company is required to withhold taxes in compliance with any federal, state, local or foreign law in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for the payment of all such taxes required to be withheld.  At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.  In the event the Participant has not made arrangements, the Company shall instruct the Participant’s employer to withhold such amount from the Participant’s next payment(s) of wages.  The Participant authorizes the Company to so instruct the Participant’s employer and authorizes the Participant’s employer to make such withholdings from payment(s) of wages.

5.9           Waiver.  The failure of the Company to enforce at any time any terms, covenants or conditions of this Grant Agreement shall not be construed to be a waiver of such terms, covenants or conditions or of any other provision. Any waiver or modification of the terms, covenants or conditions of this Grant Agreement shall only be effective if reduced to writing and signed by both Participant and an officer of the Company.

5.10           Plan Control.  The terms of this Grant Agreement are governed by the terms of the Plan, as it exists on the Grant Date and as the Plan is amended from time to time.  In the event of any conflict between the provisions of this Grant Agreement and the provisions of the Plan, the terms of the Plan shall control.

5.11           Notices.  Any notice to be given to the Company or election to be made under the terms of this Grant Agreement shall be addressed to the Company (Attention: Long-Term Incentive Department) at One H&R Block Way, Kansas City Missouri 64105 or at such other address as the Company may hereafter designate in writing to the Participant. Any notice to be given to the Participant shall be addressed to the Participant at the last address of record with the Company or at such other address as the Participant may hereafter designate in writing to the Company. Any such notice shall be deemed to have been duly given when deposited in the United States mail via regular or certified mail, addressed as aforesaid, postage prepaid.

5.12           Choice of Law.  This Grant Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri without reference to principles of conflicts of laws.

5.13           Choice of Forum and Jurisdiction.  Participant and Company agree that any proceedings to enforce the obligations and rights under this Grant Agreement must be brought in Missouri District Court located in Jackson County, Missouri, or in the United States District Court for the Western District of Missouri in Kansas City, Missouri.  Participant agrees and submits to personal jurisdiction in either court.  Participant and Company further agree that this Choice of Forum and Jurisdiction is binding on all matters related to Awards under the Plan and may not be altered or amended by any other arrangement or agreement (including an employment agreement) without the express written consent of Participant and H&R Block, Inc.

H&R Block Inc., 2003 Long-Term Executive Compensation Plan
Grant Agreement – Performance Share Units (2012)

5.14           Attorneys Fees.  Participant and Company agree that in the event of litigation to enforce the terms and obligations under this Grant Agreement, the party prevailing in any such cause of action will be entitled to reimbursement of reasonable attorney fees.

5.15           Relationship of the Parties.  Participant acknowledges that this Grant Agreement is between H&R Block, Inc. and Participant.  Participant further acknowledges that H&R Block, Inc. is a holding company and that Participant is not an employee of H&R Block, Inc.

5.16           Headings.  The section headings herein are for convenience only and shall not be considered in construing this Grant Agreement.

5.17           Amendment.  No amendment, supplement, or waiver to this Grant Agreement is valid or binding unless in writing and signed by both parties.

5.18           Execution of Agreement.  This Grant Agreement shall not be enforceable by either party, and Participant shall have no rights with respect to the Awards made hereunder, unless and until it has been (1) signed by Participant and on behalf of the Company by an officer of the Company, provided that the signature by such officer of the Company on behalf of the Company may be an electronic, facsimile or stamped signature, and (2) returned to the Company.

5.19           Section 409A Compliance.  Notwithstanding any provision in this Grant Agreement or the Plan to the contrary, this Grant Agreement shall be interpreted and administered in accordance with Section 409A of the Internal Revenue Code and regulations and other guidance issued thereunder.  For purposes of determining whether any payment made pursuant to this Grant Agreement results in a "deferral of compensation" within the meaning of Treasury Regulation §1.409A-1(b), H&R Block shall maximize the exemptions described in such section, as applicable.  Any reference to a “termination of employment” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A and the regulations issued thereunder.  If any deferred compensation payment is payable due to separation from service for any reason other than death, then payment of such amount shall be delayed for a period of six months and paid in a lump sum on the first payroll payment date following expiration of such six month period.  To the extent any payments under this Grant Agreement are made in installments, each installment shall be deemed a separate payment for purposes of Section 409A and the regulations issued thereunder.  A Participant or beneficiary, as applicable, shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant or beneficiary in connection with any payments to such Participant or beneficiary pursuant to this Grant Agreement, including but not limited to any taxes, interest and penalties under Section 409A, and neither H&R Block nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant or beneficiary harmless from any and all of such taxes and penalties.

In consideration of said Award and the mutual covenants contained herein, the parties agree to the terms set forth above.

The parties hereto have executed this Grant Agreement.

H&R Block Inc., 2003 Long-Term Executive Compensation Plan
Grant Agreement – Performance Share Units (2012)

Participant Name:                                           [Participant Name]

Date Signed:                                           [Acceptance Date]

H&R BLOCK, INC.

By:

William C. Cobb
President and Chief Executive Officer

H&R Block Inc., 2003 Long-Term Executive Compensation Plan
Grant Agreement – Performance Share Units (2012)